Exhibit 10.1

[E2OPEN LETTERHEAD]

March 1, 2021

BY Email
[EXECUTIVE NAME]

Re:Terms of Employment

Dear [EXECUTIVE NAME]:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms of your continued employment with E2open, LLC, a Delaware limited liability company (the “Company”).

1.Term of Employment.  The term of your employment under the terms and conditions set forth in this Agreement will commence on March 1, 2021 (the “Effective Date”) and shall continue until terminated by either party (the period of employment being, the “Term”).

2.Title and Duties.  In connection with your employment with the Company, you will serve as [EXECUTIVE TITLE] of the Company and as [EXECUTIVE TITLE] of E2open Parent Holdings, Inc. (“E2open”) and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Board of Directors of the E2open (the “E2open Board”).  You also agree to serve as an officer and/or director of any other member of the Company Group (as defined below) during the Term, in each case, without any additional compensation.  Your principal place of employment shall be in Austin, Texas, although you understand and agree that you will be required to travel from time to time for business reasons.

3.Conduct During Employment.  In connection with your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company Group from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation.  Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, with the prior written consent of the E2open Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.

4.Base Salary.  Your annual base salary shall be $[XXX,XXX].  Your base salary will be payable in accordance with the Company’s regular payroll practices.

5.Annual Bonus. You will be eligible for an annual incentive bonus award determined by the E2open Board or the Compensation Committee of the E2open Board (the “Compensation Committee”) in respect of each fiscal year during the Term (the “Annual Bonus”).  Your target Annual Bonus for each fiscal year shall be $[XXX,XXX] (with a maximum opportunity of 200% of target), with the actual Annual Bonus payable being based upon the level of achievement of annual Company Group and individual performance objectives for such fiscal year, as determined by the E2open Board or the Compensation Committee and communicated to you. The Annual Bonus shall be paid to you at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to your continuous employment through the last day of the fiscal year to which it relates, but in no event later than the date that is 2½ months following the last day of the calendar year in which the last day of the applicable fiscal year occurs.

6.Equity Awards.  Subject to approval by either the E2open Board or the Compensation Committee, you will receive an initial equity grant under the E2open 2021 Omnibus Incentive Plan (the “Incentive Plan”) with an aggregate grant date fair value equal to $[X,XXX,XXX], with 33% of the grant value to be awarded in the form of a stock option (the “Initial Option Grant”) exercisable for shares of E2open’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”).  The remaining grant value will be awarded to you in the form of restricted share units, 33% of which will be subject to performance and service based vesting criteria and 33% of which will be subject to solely service based vesting criteria (the “Initial RSU Grant”)]. The Initial Option Grant and Initial RSU Grant will be subject to the terms and conditions of the Incentive Plan and the forms of award agreement filed with the SEC on February 10, 2021 with the Form 8-K.

Commencing in Fiscal Year 2023, you shall be eligible for annual equity (or other long-term incentive) grants, with an annual target opportunity thereunder of at least $[X,XXX,XXX].  The other terms and conditions (e.g., performance measures, vesting schedules, allocation between different forms of equity) of your subsequent long-term incentive awards, shall be determined by E2open Board or the Compensation Committee from time to time (the “LTIP Awards”) and shall be set forth in the award agreement relating to the grant of such LTIP Award.

7.Benefits.  You will be eligible to participate in health, insurance, retirement, paid time off and other benefits (excluding severance) provided to other executive officers of the Company in accordance with the Company’s benefit plans, programs and policies in effect from time to time.  The Company otherwise expressly reserves the right to change the benefit plans, programs and policies it offers to its employees at any time.

8.Reimbursement of Expenses.  The Company shall pay (or promptly reimburse you) for documented, out-of-pocket expenses reasonably incurred by you in the course of performing your duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

9.At-Will Employment.  The nature of your employment at the Company is and will continue to be “at will,” meaning that either the Company or you may terminate this Agreement and your employment at any time, with or without notice, with or without cause, and for any reason or for no reason, subject to the obligations upon termination as provided in the Severance Plan (as defined below).  Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by an authorized officer. We do ask, however, that you give thirty (30) days’ notice if you decide to terminate your employment.  Upon any termination of your employment, except as otherwise provided for in this Agreement, no further payments by the Company to you will be due other than: (i) accrued but unpaid salary through the applicable date of your termination; (ii) any other accrued benefits to which you may be entitled pursuant to the terms of benefit plans in which you participate at the time of such termination (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein; (iii) any then unpaid amounts for the reimbursement of business expenses submitted in accordance with the Company’s policies and procedures; and (iv) in the event of a termination on account of your death or Disability (as defined in the Incentive Plan) only, a pro-rata Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days you were employed during such fiscal year

(which amount shall be paid at such time annual bonuses are paid to other similarly situated senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred).  Notwithstanding anything herein to the contrary, if your employment with the Company Group is terminated for Cause (as defined in the Severance Plan), you shall immediately forfeit all rights to any then unpaid Annual Bonus amounts.

Further, upon any termination of your employment hereunder for any reason, except as may otherwise be requested by the Company in writing, you will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that you hold with each of the Company, E2open or any of their direct or indirect subsidiary companies (collectively, the “Company Group”) and agree to take any actions as may be reasonably required to effectuate the foregoing.  Your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

10.Severance.  The Company hereby acknowledges that you are eligible to participate in the E2open Parent Holdings, Inc. Executive Severance Plan (the “Severance Plan”) in accordance with the terms and conditions as in effect from time to time.  In consideration for your opportunity to participate in the Severance Plan, you hereby acknowledge and agree that you are no longer eligible to participate in any other severance plans, programs policies or practices of the Company Group.

11.Proprietary Information Agreement.  You will be required as a condition of your continued employment with the Company to execute the Company’s Employee Proprietary Information, Non-Solicitation and Arbitration Agreement (the “Proprietary Information Agreement”) in the form attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Proprietary Information Agreement shall be considered separate contracts, and the Proprietary Information Agreement will survive the termination of this Agreement for any reason.

12.Representations.  By signing this Agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company hereunder and that your acceptance of this offer of employment and your performance of the contemplated services hereunder does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement to which you are a party to or violate any other legal restriction.

13.Taxes.  The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law.  You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments.  While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Notwithstanding any provision in this Agreement to the contrary:

▪The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”

▪Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

▪Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

▪To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

14.Remedies.  In addition to all other legal and equitable remedies, the prevailing party in any dispute that in any way relates to this Agreement shall be entitled to recover his or its reasonable attorneys’ fees and expenses incurred in connection with such dispute.

15.Entire Agreement.  This Agreement, including, each of the Exhibits attached hereto, (together with the Proprietary Information Agreement and any and all benefit plans and programs in place from time-to-time) forms the complete and exclusive statement of your employment with the Company and the compensation payable to you.  It supersedes any prior employment and/or non-competition, non-solicitation and/or non-disclosure agreements between you and member of the Company Group, including without limitation that certain employment agreement by and between you and the Company, dated [XXXX XX, XXXX], as amended, other representations or promises made to you by anyone, whether oral or written (including any offer letters), and it can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company.

16.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.  BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

17.Successors and Assigns.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to any person or entity (other than to E2open or to any of the Company’s direct or indirect subsidiary companies) without your prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company shall provide that this Agreement be assigned to, and assumed by, the acquirer of such assets, it being agreed that in such circumstances, your consent will not be required in connection therewith. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise, without the prior written consent of the Company; provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or if there be no such designee, to your estate.

18.Survival. The provisions of this Agreement shall survive any termination of your employment to the extent necessary to give effect thereto.

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If you agree with the terms and conditions of your continued employment as set forth herein, please sign the enclosed copy of this Agreement in the space indicated and return it to the Company.  Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

Sincerely,

E2OPEN PARENT HOLDINGS, INC.

By:
Name:	Laura L. Fese
Title:	EVP, General Counsel & Secretary

E2OPEN, LLC

By:
Name:	Laura L. Fese
Title:	EVP – General Counsel & Secretary

Acknowledged and Agreed as of this 1st day of March 2021:

Signature:
Name:	[EXECUTIVE NAME]

[E2open Parent Holdings, Inc. – [Name] Letter Agreement]

EXHIBIT A

Employee Proprietary Information, Non-Solicitation and Arbitration Agreement

As a condition of my employment with E2open, LLC, its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:

1.

At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice. I have obligations to Company that may or may not be set forth in this Employee Proprietary Information, Non-Solicitation and Arbitration Agreement (the “Agreement”). Nevertheless, the terms of this Agreement govern over any inconsistent terms otherwise provided to me and this Agreement can only be changed or amended by written agreement signed by me and the Chairman of the Board of the Company.

2.	Confidential Information.
(a)

Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or company (except within the scope of my employment) without written authorization of the Chairman of the Board of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, computer programs, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items, which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to limit my right (i) to discuss the terms, wages, and working conditions of my employment to the extent permitted and/or protected by applicable labor laws, (ii) to report Confidential Information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose Confidential Information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and I do not otherwise disclose such Confidential Information, except pursuant to court order.

(b)

Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)

Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or company or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Inventions.
(a)

Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate any Prior Inventions into any Company invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a non- exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.

(b)

Assignment of Inventions.  Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in the whole or in part, by me during the term of my employment with Company and to the fullest extent allowed by law (collectively referred to herein as “Inventions”). I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all Inventions, except as provided in Section 3(e) below. To the extent allowed by law, this section includes all right of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” or the like. To the extent I retain any such moral rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such moral rights by or authorized by Company and agree not to assert any moral rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

(c)

Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)

Patent and Copyright Registrations.  I understand and agree that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment and which are protectable by copyright are “works made for hire” to the greatest extent permitted by applicable law, including the United States Copyright Act (17 U.S.C. §101 et seq.). I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(e)

Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention developed by me entirely on my own time, without using the Company’s equipment, supplies, facilities, or trade secret information, provided such invention does not relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or results from any work performed by me for the Company. I will advise the Company promptly in writing of any inventions that I believe meet this criteria and not otherwise disclosed on Exhibit A.

4.

Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.

Returning Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B.

6.

Notification to New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.

Non-Competition.  I agree that, during the term of my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in any employment or business activity that is in direct or indirect competition with, or would otherwise conflict with my employment by, the Company, (b) conduct a business related to that of the Company, or (c) develop products or services competitive with those of the Company. To the extent necessary to comply with applicable law, the provisions of this Section 7 that apply following the termination of my relationship with the Company shall not apply to the extent that I am a resident of the State of California (or any other state that prohibits covenants not to compete) or employed by the Company primarily in the State of California (or any other state that prohibits covenants not to compete).

8.

Solicitation of Employees/Customers.  In consideration of my employment with the Company and the Company providing me with Confidential Information, and so as to enforce this Agreement, during my employment and for a period of twelve (12) months after its termination for any reason, I agree that I will not, directly or indirectly, for my own benefit or for the benefit of another, without the Company’s prior written consent:

(a)

solicit, recruit, encourage, or induce any employee of the Company to terminate his or her relationship with the Company for any reason, or hire any employee of the Company to work in any capacity for a person or entity that offers products or services similar to or competitive with those offered by the Company; for purposes of this Section 8(a), an employee of the Company includes only those individuals with whom I had contact, or with regard to whom I received Confidential Information, in the course of my employment with the Company, and excludes those individuals whose employment with the Company has been terminated more than ninety (90) days; or

(b)

solicit, call on, recruit, encourage or induce any customer of the Company with whom I had contact in the course of my employment with the Company, or with regard to whom I received Confidential Information, to terminate its customer relationship or reduce its volume of business with the Company, or to become a customer of another entity if such other entity provides products or services similar to or competitive with those offered by the Company.

9.

Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.	Arbitration and Equitable Relief.
(a)

Arbitration.  Except as provided in Section 10(c) below, I agree that any dispute, claim or controversy concerning my employment with the Company, the termination of my employment with the Company, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in the county of the Company office where I last regularly performed services for the Company, in accordance with the then-in-effect Employment Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator must maintain the confidentiality of the arbitration proceeding and will have the authority to make appropriate rulings to preserve that confidentiality, except as otherwise agreed by the parties or as contrary to applicable law. I acknowledge that the Company will pay the arbitration costs except for the initial filing fee, which is to be paid by me if I initiate the arbitration. The arbitrator, however, may make an award of costs, including arbitration costs, to the prevailing party as part of the arbitrator’s final decision. I agree that each of the parties shall separately pay their own litigation costs and legal counsel’s fees and expenses.

(b)

Class Action Waiver.  All claims covered by this arbitration agreement are intended to be brought and resolved on an individual basis. The Company and I agree that the arbitrator shall not have the authority to consolidate the claims of other employees into a single proceeding, to fashion a proceeding as a class, collective, or representative action, or to award relief to a class or group of employees. Any dispute regarding the enforceability of this class action waiver may not be submitted to an arbitrator. Any such dispute must be submitted to a court of competent jurisdiction. Any other dispute related to the applicability of the arbitration agreement to a certain claim must be submitted to an arbitrator.

(c)

Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 5, 7 and 8 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11.	General Provisions
(a)

Governing Law; Consent to Personal Jurisdiction and Venue.  This Agreement will be governed by the laws of the state of the Company office where I last regularly performed services for the Company, regardless of choice of law principles.

(b)

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No waiver of any rights under this agreement will be effective unless in writing signed by the party waiving its rights. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d)

Successors and Assigns.  This Agreement may not be assigned without the prior written consent of the Company. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date:

Signature

Name of Employee (typed or printed)